Exhibit 14.1

SUNDANCE ENERGY INC.

CODE OF ETHICS AND BUSINESS CONDUCT

Adopted as of November 26, 2019

The Board of Directors (“Board”) of Sundance Energy Inc. (together with its subsidiaries, the “Company”) has adopted this code of ethics and business conduct (“Code”) which shall apply to all employees of the Company.

The purpose of this Code is to (i) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, (ii) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company, (iii) promote compliance with applicable governmental laws, rules and regulations, (iv) promote the protection of Company assets, including corporate opportunities and confidential information, (v) promote fair dealing practices, (vi) deter wrongdoing and (vii) ensure accountability for adherence to this Code.

Each director, officer and employee of the Company is expected to use sound judgment to help the Company maintain appropriate compliance procedures and to carry out the Company’s business in compliance with laws and high ethical standards. Each director, officer and employee of the Company is expected to read this Code and demonstrate personal commitment to the standards set forth in this Code. All employees are expected to report appropriately any indications of illegal or improper conduct.

Commitment to Stockholders. Employees are expected to share a commitment to protect the Company’s assets and manage the Company’s business in the best interests of the Company’s stockholders.

Accuracy of the Company’s records and reporting. All financial and other business information pertaining to the Company must be accurately recorded, all financial records and transactions must adhere to the Company’s system of internal controls and accounting requirements and no one shall enter any false or artificial information in the Company’s records or reporting systems. All Company information must be reported honestly and accurately, whether in internal personnel, safety, or other records or in information released to the public or file with government agencies.

Disclosure Controls and Procedures. The Company shall maintain effective “disclosure controls and procedures” so that financial and non-financial information the Company is required to report to the SEC is timely and accurately reported both to the Company’s senior management and in Company filings. All employees are expected, within the scope of their employment duties, to support the effectiveness of the Company’s disclosure controls and procedures. To that end, it is the Company’s policy to promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files or furnishes with the SEC and otherwise communicates to the public.

Financial Code of Ethics for Employees with Financial Reporting Obligations. Each of the Company’s chief executive officer, chief financial officer and other finance department members have a special role in promoting the fair and timely reporting of the Company’s financial results and condition, these individuals are also bound by the following Financial Code of Ethics.

•                  Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•                  Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company provides to government agencies and in other public communications.

•                  Comply with applicable governmental laws, rules and regulations.

•                  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•                  Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose it. Confidential information acquired in the course of one’s work will not be used for personal advantage.

•                  Share knowledge and maintain skills important and relevant to the goals of this Code.

•                  Proactively promote ethical behavior among peers, in the work environment and the community.

•                  Achieve responsible use of and control over all Company assets and resources employed by or entrusted to the individual.

•                  Promptly report under the reporting procedures outlined in this Code, or, if appropriate, report directly to the chairperson of the audit committee of the Board, any conduct that the individual believes to be a violation of law or this Code.

Prohibition on Improper Influence on Conduct of Audits. It is against the Company’s policy and a violation of SEC rules for any of the Company’s officers or directors, or any person acting under their direction, to coerce, manipulate, mislead, or fraudulently influence the independent auditors selected to audit or review the Company’s financial statements when the officer, director or other person knew or should have known that the action, if successful, could result in rendering the Company’s financial statements materially misleading.

Insider Trading Policy. The Company expects all of its directors, officers and employees to comply with the insider trading laws of the United States. All directors, officers and employees are subject to the Company’s Insider Trading Policy, as amended from time to time, and as found on the Company’s website. The Insider Trading Policy also applies to immediate family members of directors, officers and employees, members of their households and any other Related Persons, as defined in the Insider Trading Policy. The Company recognizes and understands that insider trading is unethical and illegal and should be dealt with decisively.

Protection of Company Assets. Each employee is personally responsible to use the Company’s assets only for lawful, corporate purposes approved by management. Improper or unauthorized personal use of Company assets is prohibited.

Protection of Confidential and Proprietary Information. Employees should help the Company maintain the value of its assets by using care to keep confidential the Company’s confidential and proprietary information, except where disclosure is expressly authorized or is required or permitted by law.  Confidential and proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, software, nonpublic financial data or reports, or any other nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the

Company or its customers, suppliers or partners if disclosed. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

Communications. Employees are expected to use appropriate judgment and discretion in their email, memos, notes and other formal and informal communications (including social media) relating to the Company’s business. You must refer all outside inquiries about the Company, whether from the media, a government agency, or otherwise, to the Vice President of Investor Relations, or other executive officer of the Company in charge of external communications.

Retention of Records. Employees are expected to follow the records retention and destruction policies that the Company implements and communicates from time to time. It is the Company’s policy not to destroy or alter the Company’s records or documents (whether in paper form, emails, or otherwise) in response to or in anticipation of any legal proceeding or government inquiry or investigation. Federal criminal liability may be imposed on any person who corruptly alters, destroys, mutilates or conceals a record, document or other object with the intent to impair its availability for use in an official proceeding, or knowingly alters, covers up, falsifies or makes a false entry in any record, document or tangible object with the intent to impede or obstruct the investigation or administration of any matter by a federal government agency or bankruptcy court.

Protecting Information about Others. The Company is committed to treating confidential information of customers and business partners with at least the care used to protect the Company’s own proprietary or confidential information. All employees are expected to use sound judgment in limiting access to confidential information about the Company’s customers and business partners to those individuals in the Company who need to know this information to carry out their jobs.

Business with Third Parties. The Company’s consultants, agents, resellers, distributors, subcontractors and other business partners are expected to adhere to lawful and ethical business practices. It is important to the Company’s reputation to avoid doing business with companies that violate applicable laws or have reputations that could harm the Company’s business. The Company’s policy prohibits engaging agents or other third parties to do indirectly what the Company should not do under the Company’s own policies outlined in this Code.

Respect for Employees. The Company’s employment decisions will be based on reasons related to the Company’s business, such as job performance, individual skills and talents and other business-related factors. The Company’s policies require adherence to all national, state or other local employment laws. The Company’s policies prohibit discrimination in any aspect of employment based on race, color, religion, sex, sexual preference, marital status, national origin, disability or age, within the meaning of applicable laws.

Health and Safety. All employees are expected to help maintain a healthy and safe working environment and to report promptly any unsafe or hazardous conditions or materials, injuries and accidents connected with the Company’s business. Employees must not work under the influence of any substances that would impair the safety of others. All threats or acts of physical violence or intimidation are prohibited.

Compliance with Antitrust Laws. Each of the Company’s directors, officers and employees are expected to comply with the antitrust and competition laws of the United States and with those of any other country or group of countries that are applicable to the business being performed. No director, officer, or employee should assume that the Company’s interest ever requires otherwise.

Fair Dealing. Directors, officers and employees are expected to endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Conflicts of Interest. Employees are expected to make or participate in business decisions and actions in the course of their employment with the Company based on the best interests of the Company as a whole and not based on personal relationships or benefits. Employees are expected to apply sound judgment to avoid conflicts of interest that could negatively affect the Company or its business, whether or not the Company has specific rules for that particular situation. A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. Some specific situations are discussed below:

Business Referrals. Employees may not personally attempt to give or steer the Company’s business transactions to companies in which their family, relative or personal friend has a financial or other interest.

Personal Investments. Generally, employees must avoid investments in other companies with which the Company does business if these investments could create the fact or appearance of a conflict of interest.  Ownership of publicly traded securities of other companies with which the Company does business that do not confer upon the holder any ability to influence or direct the policies or management of such companies is generally not prohibited so long as there is no violation of the Company’s Insider Trading Policy.

Corporate Opportunities. Employees must also refrain from purchasing property or otherwise taking for themselves personally a business opportunity that they learn about through their employment with the Company or use of the Company’s information.

Prohibited Competition. Employees may not compete with the Company during the term of their employment and may not initiate any steps to compete with the Company while still employed by the Company.

Gifts and Gratuities. Employees must not seek or accept gifts or gratuities in the form of services or other items of value from the Company’s customers, other business partners or other parties with whom the Company contracts. Employees must not offer or give anything of value that could be or appear to be a bribe or otherwise illegal payment. Employees should never accept anything that would appear to create a conflict of interest. In the unusual situation where refusal to accept a true gift might hurt the Company’s business, be sure to consult the appropriate officer or manager of the Company concerning the proper means of resolving the situation.

Business Entertainment. Extending or accepting invitations to reasonable meal, public event and similar business activities incurred for bona fide business purposes are generally acceptable, assuming the costs are not disproportionate to the business purpose and otherwise do not create the fact or appearance of a conflict of interest. Employees are expected to avoid sponsoring or accepting invitations to highly expensive events funded with corporate funds or personal celebrations such as birthday parties with costs paid with corporate funds at which the business purpose may appear incidental. Attending entertainment events that may appear contrary to professional standards of conduct should be avoided. Government officials should not be invited to entertainment events without first assuring that appropriate management of the Company approves the invitation and confirms that it is not prohibited by law.

Travel. Employees are expected to comply with the Company’s travel policies in effect from time to time. All travel-related expenses must be used, accurately reported and recorded in compliance with these policies. If these expenses are to be paid by a customer or other business partner of the Company or if you wish to pay the expenses of a customer or other business contact, or any representative of a government agency travelling to the Company’s location, your manager or a Company officer must approve these in advance.

General Standard of Legal Compliance. Employees are expected to be committed to pro-active compliance with all applicable laws and regulations affecting the Company and its business. The Company is a corporation organized in the United States and the Company’s subsidiaries are organized under various U.S. and non-U.S. laws. U.S. laws often extend to the operations of the Company and its subsidiaries throughout the world and wherever Company employees live. Laws of other countries may also apply outside the borders of those countries. If you encounter a conflict in laws of two or more countries that may apply to the Company’s operations, please consult Company legal counsel for help in resolving that conflict.

Prohibited Corrupt Practices. The Company and employees must comply with the United States Foreign Corrupt Practices Act and other anti-corruption laws that apply wherever the Company does business. Employees and agents must not directly or indirectly offer or make a corrupt payment to any domestic or foreign government official, political party or candidate, or employee of any enterprise owned or controlled by a government agency, for the purpose of influencing any official act or inaction, or obtaining, retaining or directing business. Employees must not engage in any form of fraud, including but not limited to embezzlement, theft, hiding or misuse of Company assets or falsification of records.

Prohibited Loans to Executive Officers and Directors. Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their family members are expressly prohibited.

Environmental Laws. The Company respects policies and requirements of domestic and foreign laws aimed at protecting the environment. Employees are expected to report any violations of environmental laws and any exposure to hazardous materials or substances which are not being handled or disposed of properly.

Money Laundering Prevention. Employees responsible for documenting customer transactions should use due care to “know your customer,” follow proper procedures for documenting the source and manner of payment and otherwise help the Company avoid transactions that may involve illegal money laundering.

Reporting Violations. It is the Company’s policy to promote and implement prompt and consistent enforcement of this Code, fair treatment for persons reporting questionable behavior, clear and objective standards for compliance and a fair process by which to determine violations. All employees are responsible for promptly reporting violations of this Code to an appropriate person or persons under the circumstances. If you wish to report or discuss any problem concerning the Company or the matters outlined herein, please promptly inform your supervising manager or the Chief Compliance Officer. If you do not believe your concern is being adequately addressed, or you are not comfortable speaking with one of the aforementioned contacts, report your concern via the Company’s ethics hotline. Actions prohibited by this Code involving directors or executive officers will be reported to the audit committee of the Board. The Company in all circumstances prohibits retaliation of any kind against those who report ethical violations in good faith. If the situation requires that the your identity be kept secret, your anonymity will be protected to the maximum extent possible consistent with the Company’s legal obligations.

Enforcement. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct. If the audit committee of the Board (or its designee) determines that this Code has been violated, either directly by failure to report a violation or by withholding information related to a violation, the offending party may be disciplined for non-compliance with penalties up to and including removal from office or dismissal. Such penalties may include written notices to the individual involved that a violation has been determined, censure by the audit committee of the Board, demotion or re-assignment of the individual involved and suspension (with or without pay or benefits). Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending party and the Company. Any waiver for a director or an executive officer must be approved by the Board and shall be disclosed as required by SEC and Nasdaq rules.

Questions or Concerns. If you have questions about this Code or concerns about any of the matters listed here, please first consider speaking with your immediate manager or supervisor. If you do not wish to communicate with that person on the matter, please feel free to contact any member of the Company’s management, or personnel in the law or human resources departments.

Good Faith Concerns Are Protected. The Company encourages every employee to report any concerns that others in the Company or the Company’s agents may have engaged in illegal or unethical conduct relating to the Company’s business. The Company does not discriminate against employees who reasonably believe there has been illegal or unethical conduct and who in good faith report these concerns.

Amendments. Any amendment to this Code may be made only by the Board. If an amendment to this Code is made, appropriate disclosure will be made promptly in accordance with the rules and requirements of the SEC and Nasdaq.

Posting Requirement. The Company shall post this Code on the Company’s website as required by applicable rules and regulations. In addition, the Company shall disclose in its Annual Report on Form 10-K or in the proxy statement for its annual general meeting of stockholders (as applicable) that a copy of this Code is available on the Company’s website and in print to any stockholder who requests it.

Waivers. Each of (i) the Board, in the case of a violation by a director or executive officer and (ii) the Chief Compliance Officer, in the case of a violation by any other person, may waive any violation of this Code. Any waiver for a director or an executive officer shall be disclosed in accordance with the rules and requirements of the SEC and Nasdaq.

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